Exhibit (a)(1)
BELL MICROPRODUCTS INC.
3-3/4% CONVERTIBLE SUBORDINATED NOTES, DUE 2024
CUSIP Number — 078137AB2
AND
3-3/4% CONVERTIBLE SUBORDINATED NOTES, SERIES B DUE 2024
CUSIP Number — 078137AC0
NOTICE OF CHANGE IN CONTROL
     To the beneficial owners of the 3-3/4% Convertible Subordinated Notes, due 2024 and the 3-3/4% Convertible Subordinated Notes, Series B due 2024 (together, the “Securities”), issued by Bell Microproducts Inc., a California corporation (the “Company”):
     The Company by this written notice (the “Notice”) hereby notifies you, pursuant to Section 3.8(e) of the Indentures dated as of March 5, 2004 and December 21, 2004 (the “Indentures”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), that a Change in Control (as defined in Section 3.8(c)(2) of the Indentures) has occurred as further described below. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indentures.
     As a result of the Change in Control, you may require the Company to purchase your Securities by delivery of a Change in Control Purchase Notice, or you may convert your Securities, as further described below. You are not required to deliver a Change in Control Purchase Notice or to convert your Securities, in which event your Securities will continue to accrue interest.
     In addition, pursuant to Section 3.8(e) of the Indentures, the Company hereby notifies you as follows:
     1. On July 6, 2010, pursuant to the Agreement and Plan of Merger dated as of March 28, 2010 by and among Avnet, Inc. (“Avnet”), AVT Acquisition Corp., a wholly-owned subsidiary of Avnet (“AVT”), and the Company, the Company merged with AVT (the “Merger”) and became a wholly-owned subsidiary of Avnet. The Merger constitutes a Change in Control under the Indentures.
     2. As a result of the Merger, a Holder of Securities has the right, at the Holder’s option, to require the Company to purchase all of the Holder’s Securities, or any portion of the principal amount that is an integral multiple of $1,000, on the Change in Control Purchase Date by delivery of a Change in Control Purchase Notice, substantially in the form attached to this Notice as Exhibit A, to the Paying Agent at any time prior to 5:00 p.m. New York City time on August 30, 2010, which is the Business Day immediately preceding the Change in Control Purchase Date (or, if the Securities are held in global form, such delivery must be made in accordance with DTC’s applicable procedures).
     3. The Change in Control Purchase Date shall be August 31, 2010, which is 45 days after the date of this Notice.

     4. The Change in Control Purchase Price is equal to 100% of the principal amount of the Securities to be purchased, together with interest accrued and unpaid to, but excluding, the Change in Control Purchase Date.
     5. The Securities must be surrendered to the Paying Agent in order for a Holder to collect payment or to effect a conversion. The name and address of the Paying Agent and the Conversion Agent are as follows:
Wells Fargo Bank, N.A.
Corporate Trust Services
MAC N9311-110
625 Marquette Avenue
Minneapolis, Minnesota 55479
Attention: Corporate Trust Administration — Bell Micro Account Manager
     6. The Securities are convertible in shares of the Company’s Common Stock due to the occurrence of the Change in Control.
     7. The effective Conversion Price is $10.95775 and the effective Conversion Rate is 91.2596 shares of common stock of the Company for each $1,000 principal amount of Securities. Pursuant to Section 4.1(d) of the Indentures, upon conversion of the Securities to shares of Common Stock a Holder will be entitled to receive the “merger consideration” payable to holders of Common Stock pursuant to the Merger Agreement, which amount was $7.00 per share of Common Stock.
     8. Holders have certain conversion rights provided for in Article 4 of the Indentures. To exercise the right to convert the Securities into shares of Common Stock of the Company, a Holder must:
          (a) complete and manually sign the conversion notice on the back of the Securities and deliver such notice to the Conversion Agent;
          (b) surrender the Securities to the Conversion Agent;
          (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent; and
          (d) pay all transfer or similar taxes, if required pursuant to Section 4.4 of the Indentures.
Securities may be converted only to the extent the Change in Control Purchase Notice has been withdrawn in accordance with the terms of the Indentures.
     9. (a) To exercise its rights under the Indentures to require that the Company purchase all of the Holder’s Securities (or any portion of the principal amount thereof that is an integral multiple of $1,000) in connection with the Merger, a Holder must deliver a Change in Control Purchase Notice to the Paying Agent at any time prior to the Change in Control Notice Deadline (or, if the Securities are held in global form, such delivery must be made in accordance with DTC’s applicable procedures).
          (b) Any Change in Control Purchase Notice must state the following:

               (i) the certificate number of the Securities the Holder will deliver to be purchased (or, if the Securities are held in global form, any other items required to comply with the Applicable Procedures);
               (ii) the portion of the principal amount of the Securities (in an integral multiple of $1,000) the Holder will deliver to be purchased to the Paying Agent; and
               (iii) that the Securities shall be purchased on the Change in Control Purchase Date pursuant to the terms and conditions specified in the Securities and the Indentures.
          (c) Delivery of the Securities (together with all necessary endorsements) for which a Change in Control Purchase Notice has been timely delivered to the Paying Agent (or, if the Securities are held in global form, in accordance with DTC’s applicable procedures), and not validly withdrawn, prior to, on or after the Change in Control Purchase Date is a condition to receipt by the Holder of the Change in Control Purchase price for the Securities.
     10. A Holder may withdraw a Change in Control Purchase Notice by written notice of withdrawal delivered to and actually received by the Paying Agent (or, if the Securities are held in global form, such delivery must be made in accordance with DTC’s applicable procedures) at any time prior to the Change in Control Notice Deadline specifying:
          (a) the certificate number of the Securities (if in certificated form) or, if the Securities are held in global form, any other items required to comply with the Applicable Procedures;
          (b) the principal amount of the Securities (in an integral multiple of $1,000) with respect to which the notice of withdrawal is being submitted; and
          (c) the principal amount, if any, of the Securities that remains subject to the original Change in Control Purchase Notice and that has been or will be delivered for purchase by the Company.
     11. Unless the Company fails to pay the Change in Control Purchase Price, Securities covered by any Change in Control Purchase Notice will cease to be outstanding and interest will cease to accrue on an after the Change in Control Purchase Date.
     The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Securities hold the Securities through The Depositary Trust Company (“DTC”) accounts and there are no certificated Debentures in non-global form. Accordingly, all Securities redeemed must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.
     Additional copies of this Company Notice may be obtained from the Paying Agent at its address set forth above.
DATED as of July 16, 2010.